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                                                                     EXHIBIT 4.7

NATIONAL CITY

                                           NATIONAL CITY BANK
                                           CANADA BRANCH
                                           THE EXCHANGE TOWER
                                           130 KING STREET WEST, SUITE 2140
                                           P.O. BOX 462
                                           TORONTO, ONTARIO M5X 1E4
                                           (416) 361-1744  FAX (416) 361-0085

                                           JANUARY 15, 2003

GOLDEN BRAND CLOTHING (CANADA) LTD.
44 CHIPMAN HILL,
10TH FLOOR
SAINT JOHN, NB

DEAR SIRS:

We are pleased to advise that National City Bank, Canada Branch (the LENDER) is prepared to provide a credit facility to you, subject to the following terms and conditions.

BORROWER:                  Golden  Brand Clothing (Canada) Ltd.

CREDIT
FACILITIES:                Facility 1: Uncommitted revolving credit facility
                           up to Canadian Dollars Ten Million (CDN $ 10,000,000)
                           (or the equivalent amount in US Dollars) by way of Letters of Credit.

PURPOSE: Facility 1: To support the ongoing issuance of import Letters of Credit (with maturities of up to 180 days); and the one-time issuance of a Stand-By Letter of Credit up to Canadian Dollars Six Million (CDN $ 6,000,000) (with maturity of up to 150 days) (or the equivalent amount in US Dollars) to support outstanding import Letters of Credit issued by Bank of America; with the aggregate not to exceed Canadian Dollars Ten Million (CDN $ 10,000,000) (or the equivalent amount in US Dollars).

TERM AND
MATURITY:                  Facility 1: On demand.

AVAILABILITY
AND INTEREST
RATES: Facility 1: In Canadian dollars by way of Letters of Credit for a term of up to 364 days at the L/C Usage Fee Rate.

                           In US dollars by way of Letters of Credit for a term of up to 364

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GOLDEN BRAND CLOTHING (CANADA) LTD.
JANUARY 15, 2003

                           days at the L/C Usage Fee Rate.

                           Interest on the Stand-By Letter of Credit shall be levied at the rate of 175 basis points per annum.

USAGE FEE:                 Facility 1: Usage Fee of 35 basis points per annum
                           on the average facility usage will be payable quarterly in arrears on the first business day following each quarter, commencing April 1, 2003.

SECURITY:                  Facility 1:

                           Guarantee of The Men's Wearhouse, Inc. for full liability.

CONDITIONS
PRECEDENT:                 (a)      The Borrower shall have obtained all
                                    requisite consents, approvals, orders and rulings required for the execution, delivery and performance by the Borrower of its obligations under this Agreement;

                           (b) The security to be delivered at closing shall have been executed and delivered;

                           (c) There shall be no material adverse change in the financial condition, operations, assets or properties of the Borrower as of closing.

COVENANTS:                 (a)      Use of Proceeds. The Borrower shall use the
                                    Letters of Credit hereunder for the purpose provided under the Purpose heading and in the ordinary course of the Borrower's business.

                           (b) Compliance with Legislation. The Borrower shall comply with all applicable laws, rules, regulations or court orders in all material respects, other than any failure to be in compliance that could not reasonably be expected to result in a material adverse effect to the Borrower.

                           (c) Material Litigation. The Borrower shall promptly give written notice to the Lender of any commencement of litigation, legal, administrative, or arbitration proceeding or dispute affecting the Borrower or any of its subsidiaries if the result might, in the Borrower's bona fide opinion, have a materially adverse effect on the financial condition or operations of the Borrower or any of its subsidiaries, and from time to time furnish to the Lender all reasonable information requested by the Lender concerning the

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GOLDEN BRAND CLOTHING (CANADA) LTD.
JANUARY 15, 2003

                                    status of any such litigation, proceeding or dispute; provided that such notice or request for information does not require a waiver of the attorney-client privilege.

REPRESENTATIONS
AND WARRANTIES:            (a)      Corporate Status. The Borrower is a
                                    corporation duly incorporated and validly existing under the laws of ? New Brunswick and has all necessary corporate power and authority to own its respective properties and carry on its respective business as presently carried on and is duly licensed, registered or qualified in all jurisdictions where the character of its property owned or leased or the nature of the activities conducted by it makes such licensing, registration or qualification necessary and where failure to be so qualified would have a material adverse effect on the financial condition or operations of the Borrower.

                           (b) Corporate Authority. The Borrower has full corporate power and authority to enter into this Agreement and the documents contemplated hereunder and to do all acts and execute and deliver all other documents as are required hereunder or thereunder to be done, observed or performed by it in accordance with their terms.

                           (c) Valid Authorization. The Borrower has taken all necessary corporate action to authorize the creation, execution, delivery and performance of this Agreement and the documents contemplated hereunder and to observe and perform the provisions of each in accordance with its terms.

                           (d) Validity of Documents and Enforceability. This Agreement when executed and delivered will constitute valid and legally binding obligations of the Borrower enforceable against it in accordance with its respective terms subject to applicable federal, state, provincial or foreign liquidation, dissolution, winding-up, conservatorship, moratorium, receivership, reorganization, bankruptcy, insolvency and other laws of general application limiting the enforceability of creditors' rights and to the fact that specific performance is an equitable remedy available only in the discretion of the court. Neither the execution and delivery of this Agreement nor compliance with the terms and conditions of it, (i) has resulted or will result in a violation of the articles or the by-laws of the Borrower or any resolutions passed by the Board of Directors or shareholders of the Borrower or any applicable law, rule, regulation, order, judgment, injunction, award or decree, (ii) has resulted or will result in a breach of, or constitute a default

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GOLDEN BRAND CLOTHING (CANADA) LTD.
JANUARY 15, 2003

                                    under, any material agreement to which the Borrower is a party or by which it is bound or (iii) requires any approval or consent of any governmental authority or agency having jurisdiction over the Borrower except such as has already been obtained.

                           (e) Non-Default. As of closing date/the date of application for a letter of credit, no Event of Default as hereinafter defined has occurred and no event has occurred which constitutes or which, with the giving of notice, lapse of time or otherwise would constitute an Event of Default, and, in each case, is continuing.

                           (f) Absence of Litigation. There are no actions, suits or proceedings pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its subsidiaries or any of their undertakings and assets, at law, in equity or before any arbitrator or before or by any governmental department, body, commission, board, bureau, agency or instrumentality having jurisdiction in the premises in respect of which there is a reasonable possibility of a determination adverse to the Borrower or any subsidiary and which could, if determined adversely, materially and adversely affect the ability of the Borrower to perform any of its obligations under this Agreement and the documents contemplated hereunder. Neither the Borrower nor any subsidiary is in violation of any law, regulation, order, writ, judgment, injunction or award of any competent government, commission, board, agency, court, arbitrator or instrumentality which would have such an effect, and, in each case with respect to the foregoing, which violation could reasonably be expected to have a material adverse effect on them.

                           (g) Environmental. The Borrower is not aware of any failure on its part or on the part of any of its subsidiaries to comply in all material respects with all requirements of environmental law other than any failure to be in compliance that could not reasonably be expected to result in a material adverse effect to the Borrower or any of its subsidiaries.

ACCOUNT
OF RECORD:                 The Lender shall maintain accounts evidencing all
                           amounts owing by the Borrower to the Lender under this Agreement. The information entered in the foregoing accounts shall constitute prima facie evidence of the obligations of the Borrower to the Lender with respect to all amounts owing by the Borrower hereunder. The Lender shall advise the Borrower promptly after receipt by the Lender of Borrower's request in writing of all entries made in such accounts.

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GOLDEN BRAND CLOTHING (CANADA) LTD.
JANUARY 15, 2003

EVENTS OF DEFAULT:         The Borrower will be in default under this Agreement
                           upon the occurrence and during the continuance of any of the following events (herein referred to as an EVENT OF DEFAULT):

                           (a) the Borrower does not pay to the Lender any sum when due and payable pursuant to the terms of this Agreement and such default is not remedied within five Banking Days following such due date;

                           (b) the Borrower defaults in the observance or performance of any material covenant or obligation of the Borrower contained in this Agreement and such default continues unremedied for thirty days after the occurrence of each event;

                           (c) any representation or warranty made by the Borrower herein or in any document or certificate provided at any time to the Lender in connection herewith is proven to be incorrect or misleading in any material respect;

                           (d) an event of default under any loan, letter of credit, letter of guaranty, banker's acceptance, bond, debenture, note, or other similar agreement between the Lender and the Borrower or under any such material agreement between the Borrower and any other person;

                           (e) the Borrower ceases or adopts resolutions to dissolve, liquidate, wind-up or otherwise cease to carry on the business currently being carried on by it or makes a substantial change in the nature of the business currently being carried on by the Borrower or makes or agrees to make an assignment, disposition or conveyance, whether by way of sale or otherwise, of its assets in bulk;

                           (f) the Borrower is an insolvent person within the meaning of the Bankruptcy and Insolvency Act (Canada) or commences or threatens to commence a voluntary bankruptcy proceeding;

                           (g) the commencement of any proceeding or the taking of any step by or against the Borrower for the dissolution, liquidation or winding-up of the Borrower or for any relief under the laws of any jurisdiction relating to bankruptcy, insolvency, reorganization, arrangement, compromise or winding-up, or for the appointment of one or more of a trustee, receiver, receiver and manager, custodian, liquidator or any other person with similar powers with respect to the Borrower or any part thereof;

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GOLDEN BRAND CLOTHING (CANADA) LTD.
JANUARY 15, 2003

                           (h) any judgment shall be entered against the Borrower in any judicial or administrative tribunal or before any arbitrator or mediator that, individually or in the aggregate, is in excess of 5 % of the Borrower's net worth (as of any date, the total shareholders' equity of the Borrower that appears on the balance sheet of the Borrower as of such date) and either (1) enforcement proceedings shall have been commenced by any creditor upon such judgement or order or (2) there shall be any period of thirty consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;

                           (i) there shall occur or commence to exist any event, condition, or other thing that constitutes an Event of Default as defined in any addendum to this Agreement;

DEFINITIONS:               Except where the context clearly requires otherwise,
                           BANKING DAY means, in respect of a Loan other than a Libor Loan, a day on which banks are open for business in Toronto, Ontario but does not in any event include a Saturday or a Sunday; SUBSIDIARY means a corporation or other business entity if shares constituting a majority of its outstanding capital stock (or other form of ownership) or constituting a majority of the voting power in any election of directors (or shares constituting both majorities) are (or upon the exercise of any outstanding warrants, options or other rights would
                           be) owned directly or indirectly at the time in question by the corporation in question or another subsidiary of that corporation or any combination of the foregoing; and the foregoing definitions shall be applicable to the respective plurals of the foregoing defined terms.

OTHER
DEFINITIONAL
MATTERS: Unless otherwise stated, wherever in this Agreement reference is made to a rate of interest "per annum" or a similar expression is used, such interest shall be calculated using the nominal rate method, and not the effective rate method, of calculation and on the basis of a calendar year of 365 days or 366 days, as the case may be.

                           For the purposes of this Agreement, whenever interest to be paid hereunder is to be calculated on the basis of a year of 360 days, the yearly rate of interest to which the rate determined pursuant to such calculation is equivalent is the rate so determined multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by 360.

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GOLDEN BRAND CLOTHING (CANADA) LTD.
JANUARY 15, 2003

COSTS: All costs, including legal and appraisal fees, incurred by the Lender relative to security and other documentation, shall be for the account of the Borrower.

GOVERNING
LAW:                       Laws of the Province of Ontario.

EXECUTED
COPY: The Borrower acknowledges receipt of a fully executed copy of this Agreement.

AMENDMENTS:                No Amendment of any provision of this Agreement or
                           any document contemplated hereunder nor consent to any departure by the Borrower herefrom or therefrom, shall be effective unless the same shall be in writing and signed by the Borrower and the Lender.

THE PROVISIONS OF THIS TERM SHEET ARE TO BE READ IN CONJUNCTION WITH NATIONAL CITY'S APPLICATIONS FOR IRREVOCABLE STANDBY LETTER OF CREDIT AND FOR IRREVOCABLE COMMERCIAL LETTER OF CREDIT INTO WHICH THE BORROWER MAY ENTER FROM TIME TO TIME. IF THERE ARE ANY CONFLICTS OR INCONSISTENCIES AMONG THIS AGREEMENT AND ANY OTHER DOCUMENTS, AGREEMENTS, OR INSTRUMENTS, INCLUDING BUT NOT LIMITED TO NATIONAL CITY'S APPLICATIONS FOR IRREVOCABLE STANDBY LETTER OF CREDIT AND FOR IRREVOCABLE COMMERCIAL LETTER OF CREDIT, THE PROVISIONS OF THIS AGREEMENT SHALL PREVAIL AND CONTROL.

                           NATIONAL CITY BANK, CANADA BRANCH
                           THE EXCHANGE TOWER, 130 KING STREET WEST, SUITE 2140 TORONTO, ONTARIO M5X 1E4 CANADA

                           PER: /s/ C. WILLIAM HINIS
                                ------------------------------

                           PER:/s/ KENNETH FEAGAN
                               -------------------------------

WE ACKNOWLEDGE AND ACCEPT THE ABOVE TERMS AND CONDITIONS, THIS___ DAY OF JANUARY, 2003

                           GOLDEN BRAND CLOTHING (CANADA) LTD.

                           PER: /s/ NEILL P. DAVIS
                           -----------------------------------

                           PER: ________________________________

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